Exhibit 99.1

Kroger Completes Merger with Harris Teeter

CINCINNATI, OH and MATTHEWS, NC – January 29, 2014 – The Kroger Co. (NYSE: KR) and Harris Teeter Supermarkets, Inc. (NYSE: HTSI) today announced that the merger transaction between the two companies was completed on January 28, 2014. Under the terms of the merger agreement, Harris Teeter shareholders will receive $49.38 per share of Harris Teeter common stock.

“We are pleased that our merger is complete and look forward to bringing together the best of Kroger and Harris Teeter to benefit our customers, associates and shareholders,” said W. Rodney McMullen, Chief Executive Officer of Kroger. “This merger brings the exceptional Harris Teeter brand and a complementary base of stores in attractive markets to the Kroger family. We have long respected Harris Teeter’s customer orientation, friendly and professional associates, strong management team, and company values – which are consistent with ours. Together, through our Customer 1st Strategy, we are going to be an outstanding combination.”

Thomas W. Dickson, the outgoing Chairman and CEO of Harris Teeter Supermarkets, Inc., stated, “We are excited that Kroger, one of the best food retailers in the U.S., has recognized the value in Harris Teeter.  This successful transaction is, first and foremost, a tribute to our outstanding management teams and associates.  Their tireless commitment to delivering great value and excellent customer service has been instrumental in building Harris Teeter into the unique brand that it is today.  The merger with Kroger provides the opportunity to continue to expand the Harris Teeter brand as well as to provide future employment and career advancement opportunities for our associates in an increasingly competitive market.  The merger also is the culmination of a long track record of delivering substantial value to our shareholders.”

The transaction allows Kroger to expand with the prestigious Harris Teeter brand and a base of 227 stores in the fast-growing and attractive southeastern and mid-Atlantic markets and in Washington, D.C.  Harris Teeter also operates distribution centers for grocery, frozen and perishable foods in Greensboro, NC and Indian Trail, NC and a dairy facility in High Point, NC.  Harris Teeter will continue to operate its stores under the Harris Teeter brand name as a subsidiary of The Kroger Co.  Harris Teeter had revenues of $4.7 billion for fiscal year 2013.

Financial Highlights

Kroger financed the transaction through a combination of debt issued in December 2013 and commercial paper. Although Kroger’s net debt to EBITDA ratio increased due to the merger close, the company expects to allocate some free cash flow to debt reduction to re-establish and maintain its 2.00 – 2.20 net debt to EBITDA ratio over the next 18-24 months. Kroger is committed to maintaining its current investment grade credit rating. In addition, consistent with its long-term commitment to returning cash to shareholders, Kroger intends to continue its quarterly dividend and share repurchase program while managing free cash flow to reduce the leverage taken on in this merger.

Including the effect of allocating some free cash flow to debt reduction, Kroger continues to expect net accretion to earnings per diluted share in the range of $0.06 – $0.09 in the first full year after the merger, excluding transition and transaction expenses, after taking into account the company’s current 8-11% long-term net earnings per diluted share growth rate. Kroger expects to achieve cost savings of approximately $40 to $50 million, largely from the benefits of Kroger’s enhanced scale, within the next four years.

As of January 28, 2014, shares of Harris Teeter common stock ceased to trade on the New York Stock Exchange.

Operational Profile

Together, the company will operate 2,641 supermarkets and employ more than 368,000 associates across 34 states and the District of Columbia.  Harris Teeter will continue to operate its stores as a subsidiary of The Kroger Co. and will continue to be led by Harris Teeter’s current president, Fred Morganthall.  There are no plans to close stores, and associates will continue to have employment opportunities.  Kroger is headquartered in Cincinnati, OH and Harris Teeter’s headquarters remains in Matthews, NC.

Kroger and Harris Teeter both strive to play a vital role in all of the communities they serve. In 2012, Kroger invested more than $250 million in local communities to provide hunger relief and support for the military and their families, breast cancer awareness programs and more than 30,000 schools and grassroots organizations.  Harris Teeter similarly focuses community investments on feeding the hungry, supporting the military, and investing in local schools and youth sports organizations.  Harris Teeter’s 2013 donations totaled nearly $8.3 million.

Thomas W. Dickson to Retire as Chairman and CEO of Harris Teeter Supermarkets, Inc.

Kroger and Harris Teeter today announced the retirement of Thomas W. Dickson as Chairman and Chief Executive Officer of Harris Teeter Supermarkets, Inc.

“Tad has done an outstanding job as the CEO for the past 16 years,” said Mr. McMullen. “During his tenure as CEO, the management team of Harris Teeter has more than doubled the sales of the company and increased the operating profit fourfold by building over 100 new stores, expanding into new markets and improving the overall operating performance of the company. We look forward to working closely with the management team to continue to expand the Harris Teeter brand.”

Kroger and Harris Teeter also announced the resignation of John Woodlief, Executive Vice President, who has served as Chief Financial Officer since 1999.  Prior to that time, he served as managing partner of the PricewaterhouseCoopers Carolinas offices.  Independence rules concerning Mr. Woodlief’s previous position with PricewaterhouseCoopers, who serve as Kroger’s independent accountants, prohibit him from serving in a financial role with Kroger.  He will pursue other interests and will be available for consultation to the company.

About Kroger

Kroger, one of the world's largest retailers, employs more than 368,000 associates who serve customers in 2,641 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry's, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith's.  The company also operates 786 convenience stores, 327 fine jewelry stores, 1,218 supermarket fuel centers and 38 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber's Million Dollar Club.

About Harris Teeter Supermarkets

Harris Teeter Supermarkets, Inc., with headquarters in Matthews, NC, is a wholly-owned subsidiary of The Kroger Co. (NYSE: KR).  The regional grocery chain employs approximately 25,000 associates and operates stores in North Carolina, South Carolina, Virginia, Georgia, Tennessee, Maryland, Delaware, Florida and the District of Columbia.

Forward-Looking Statements

This press release contains certain forward-looking statements about the future performance of Kroger, including the level of Kroger’s net debt to EBITDA ratio, use of free cash flow, the net accretion to earning per diluted share of the merger and annual cost savings to be achieved. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” and “is.” Our ability to achieve earnings per share growth rate expectations may be affected by: labor disputes, particularly as Kroger seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of prescription drugs going off patent has on our sales and earnings; our expectations regarding our ability to obtain additional pharmacy sales from third party payors; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel. In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our earnings targets. Earnings also may be affected by adverse weather conditions, particularly to the extent that adverse weather conditions and natural disasters disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans. Our expectations regarding the accretion to earnings to be generated by the merger, and the timing of that accretion, depends primarily on the factors identified above as well as the synergies that are generated by the merger resulting in cost savings, as well as the accuracy of our modeling that assisted us in determining the appropriate acquisition price. Our expected cost savings from the transaction, as well as the timing of that cost savings, will depend on our ability to integrate Harris Teeter into our organization in a timely fashion, including synergies anticipated by reduction of duplicative systems and processes.  Our objective to maintain a particular net total debt to EBITDA ratio by allocating free cash flow to debt reduction will be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings; and the extent to which that ratio will support our current investment grade rating depends on how the rating agencies view our overall financial condition. Our intention to continue our quarterly dividend and share repurchase programs depend primarily on the factors identified above that will generate earnings growth and free cash flow, as well as, with respect to our share repurchase program, the price at which our common shares trade. Our expectation regarding the operation of the Harris Teeter stores will depend on the successful integration of those stores into our organization. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Media Contacts:

Kroger, Keith Dailey, 513 762-1304; Harris Teeter, Catherine Becker, 704 844-3209

Investor Contacts: Cindy Holmes, 513 762-4969